SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Crescent Banking Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CRESCENT BANKING COMPANY

251 Highway 515

Jasper, GA 30143

March 31, 2003

TO THE SHAREHOLDERS OF

CRESCENT BANKING COMPANY:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Crescent Banking Company (the “Company”), which will be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia, on Wednesday, May 7, 2003 at 2:00 p.m. local time (the “Annual Meeting”).

At the Annual Meeting, you will be asked to consider and vote upon:

(1)	The election of two directors, including one Class III director to serve until the Company’s 2006 Annual Meeting of Shareholders and one Class IV director to serve until the Company’s 2004 Annual Meeting of Shareholders; and

(2)	Such other matters as may properly come before the Annual Meeting or any reconvened meeting following any adjournment thereof.

Information relating to the Annual Meeting and the proposals described above is set forth in the attached Notice of Meeting and Proxy Statement.

We sincerely hope that you can attend the Annual Meeting and vote your shares in person. In any case, please complete the enclosed proxy and return it to us. Your completion and delivery of the proxy will ensure that your preferences will be expressed on the matters that are being considered, even if you cannot attend the Annual Meeting. If you deliver a completed proxy, but you are able to attend the Annual Meeting, you may revoke your proxy and re-cast your votes by voting in person at the Annual Meeting or by following the revocation procedures described in the accompanying Proxy Statement.

We want to thank you for your support this past year. We are very proud of our progress as reflected in the results for 2002, and we encourage your to carefully review our 2002 Annual Report to Shareholders, which accompanies the attached Proxy Statement.

If you have any questions about the Proxy Statement or the Annual Meeting, please contact us at (678) 454-2265.

Sincerely,

J. Donald Boggus, Jr.
President and Chief Executive Officer

CRESCENT BANKING COMPANY

251 Highway 515

Jasper, GA 30143

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 7, 2003

TO THE SHAREHOLDERS OF

CRESCENT BANKING COMPANY:

NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Shareholders of Crescent Banking Company (the “Company”) will be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia, on Wednesday, May 7, 2003 at 2:00 p.m. local time (together with any adjournments or postponements thereof, the “Annual Meeting”) for the following purposes:

(1)	Elect Directors. To elect two directors, including one Class III directors to serve until the Company’s 2006 Annual Meeting and one Class IV director to serve until the Company’s 2004 Annual Meeting of Shareholders; and

(2)	Other Business. To act upon such other matters as may properly come before the Annual Meeting or any reconvened meeting following any adjournment thereof.

The enclosed Proxy Statement explains these proposals in greater detail.

Only shareholders of record at the close of business on March 26, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign, and return the enclosed form of proxy in the accompanying envelope. The proxy may be revoked by the person executing the proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote in person at the Annual Meeting.

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder at the Annual Meeting and for a period of ten days prior thereto at the Company’s executive offices in Jasper, Georgia.

BY ORDER OF THE BOARD OF DIRECTORS

J. Donald Boggus, Jr.
President and Chief Executive Officer

March 31, 2003

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT TO THE COMPANY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

OF CRESCENT BANKING COMPANY

TO BE HELD THURSDAY, MAY 7, 2003

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Crescent Banking Company (the “Company”) in connection with the solicitation by the Company of proxies for use at the Company’s 2003 Annual Meeting of Shareholders (together with any postponements or adjournments thereof, the “Annual Meeting”) to be held at the Pickens County Chamber of Commerce Community Center located at 500 Stegall Drive, Jasper, Georgia on Wednesday, May 7, 2003 at 2:00 p.m. local time. The Annual Meeting is being held to consider and vote upon (i) the election of two directors, including one Class III director to serve until the Company’s 2006 Annual Meeting of Shareholders and one Class IV director to serve until the Company’s 2004 Annual Meeting of Shareholders, and (ii) such other business as may properly come before the Annual Meeting. These proposals are described in greater detail elsewhere in this Proxy Statement. This proxy solicitation is being made by Crescent Banking Company.

The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting other than the matters described in this Proxy Statement. As permitted by Rule 14a-4(c) of the Securities and Exchange Commission (the “SEC”), the persons named as proxies on the enclosed proxy card will have discretionary authority to vote in their judgment on any proposals presented by shareholders for consideration at the Annual Meeting that were submitted to the Company after February 9, 2003. Such proxies also will have discretionary authority to vote in their judgment upon the election of any person as a director if a director nominee is unable to serve for good cause and will not serve, and on matters incident to the conduct of the Annual Meeting.

This Proxy Statement is dated March 31, 2003 and is first being mailed to the shareholders of the Company on or about April 17, 2003. A copy of the Company’s 2002 Annual Report to Shareholders (the “Annual Report”) accompanies this Proxy Statement. Shareholders of the Company may also receive, at no charge except the Company’s cost of copying exhibits, a copy of the Company’s Annual Report on Form 10-K, as filed with the SEC by the Company, for the year ended December 31, 2002, by making a written or oral request to J. Donald Boggus, Jr., President and Chief Executive Officer, Crescent Banking Company, P.O. Box 668, Jasper, Georgia 30143, telephone (678) 454-2265.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

The Company’s Board of Directors has fixed the close of business on March 26, 2003 as the record date (the “Record Date”) for the determination of the Company’s shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only shareholders of the Company at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 2,453,903 shares of the Company’s common stock, par value $1.00 par value (the “Common Stock”), issued and outstanding and held by approximately 1,252 shareholders of record. Notwithstanding the Record Date specified above, the Company’s stock transfer books will not be closed and shares of the Company’s Common Stock may be transferred at any time subsequent to the Record Date. However, all votes must be cast in the names of shareholders of record on the Record Date.

Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record at the close of business on the Record Date. Shares of

Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares of Common Stock will be voted “FOR” the election of the nominees for director named in this Proxy Statement and in the discretion of the proxy holders as to any other business properly brought before the Annual Meeting.

A shareholder who gives a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to proxies should be addressed as follows: Crescent Banking Company, Post Office Box 668, Jasper, Georgia, 30143, Attention: J. Donald Boggus, Jr., President and Chief Executive Officer.

Cost of Solicitation of Proxies

The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement and the accompanying Annual Report, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit Proxies in person or by telephone or telegraph.

Quorum and Voting Requirements

The approval of each proposal set forth in this Proxy Statement requires that a quorum be present at the Annual Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the Record Date.

Proposal One, relating to the election of the nominees for directors, requires approval by a “plurality” of the votes cast by the shares of Common Stock entitled to vote in the election. This means that Proposal One will be approved only if the holders of a majority of the shares of Common Stock entitled to vote and voting at the Annual Meeting vote in favor of Proposal One. With respect to Proposal One, abstentions and “broker non-votes” will be counted as shares of Common Stock present for purposes of determining the presence of a quorum. However, neither abstentions nor “broker non-votes” will be counted as votes cast for purposes of determining whether a particular proposal has received sufficient votes for approval. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Any other proposal that is properly brought before the Annual Meeting requires approval by the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting. With respect to such proposals, abstentions will be counted, but “broker non-votes” will not be counted, as shares of Common Stock present for purposes of determining the presence of a quorum. Both abstentions and “broker non-votes” will be counted as votes cast against such proposals for purposes of determining whether such proposal has received sufficient votes for approval.

Adjournment

In the event that a quorum is not represented in person or by proxy at the Annual Meeting, a majority of shares represented at that time may adjourn the Annual Meeting to allow the solicitation of additional proxies or other measures to obtain a quorum.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

As provided in the Company’s Articles of Incorporation, the Company’s Board of Directors is presently divided into four classes, designated as Class I, Class II, Class III, and Class IV directors. Each of Class I, Class II and Class III consists of two members, each serving for a period of three years from their respective dates of election. There is presently a vacant Class III directorship, which the Company’s Board of Directors may fill at any time in its discretion. Class IV consists of one member serving for a period of one year from his or her date of election. Class III and Class IV directors are presently serving a term that expires upon the Company’s 2003 Annual Meeting of Shareholders. The Class I and Class II directors are currently serving terms that expire upon the Company’s Annual Meeting of Shareholder in 2004 and 2005, respectively.

Election of Directors

Election of One Class III Director.    Mr. Michael W. Lowe is presently serving as a Class III director whose terms will expire at the Annual Meeting. Mr. Lowe has been a director of the Company and of Crescent Bank & Trust Company, the Company’s wholly-owned commercial banking subsidiary (the “Bank”), since their respective dates of organization. Mr. Lowe has been nominated by the Board of Directors to stand for re-election. If elected, Mr. Lowe will serve as a Class III director for a three year term expiring at the Company’s 2006 Annual Meeting of Shareholders and until his successor is elected and qualified.

Election of One Class IV Director.    Ms. Janie Whitfield is currently serving as a Class IV director. Ms. Whitfield has been nominated by the Company’s Board of Directors to stand for re-election as the Company’s Class IV director. If elected, Ms. Whitfield will serve a one year term expiring at the Company’s 2004 Annual Meeting of Shareholders and until her successor is elected and qualified.

Information Relating to Directors, Executive Officers and Nominees

The table on the following pages sets forth, as to each executive director, officer or nominee, (i) his or her name; (ii) his or her age at March 31, 2003; (iii) the date he or she was first elected as a director or officer; (iv) a description of positions and offices that he or she holds with the Company (other than as a director), the Bank, and Crescent Mortgage Services, Inc., the Company’s wholly-owned mortgage banking subsidiary (“CMS”), if any; (v) a brief description of his or her principal occupation or occupations over at least the last five years; (vi) his or her other business experience; (vii) the number of shares of Common Stock beneficially owned by him or her on March 24, 2003; (viii) and the percentage of the total shares of Common Stock outstanding on March 24, 2003 that his or her beneficial ownership represents.

Name; Age at March 31, 2003; Date First Elected as Director of Company	Number and Percentage of Shares(1)		Principal Occupation and Business Experience

Nominee for Election as Class III Director (Term Expiring 2003, Unless Re-Elected)

Michael W. Lowe Age 55 1991	512,549 (21.02	(2) %)

Mr. Lowe founded Jasper Jeep Sales, Inc. in 1976 and has served as its Chief Executive Officer since that time. Mr. Lowe has been a director of the Company and of the Bank since their respective organizations.

Name; Age at March 31, 2003; Date First Elected as Director of Company	Number and Percentage of Shares(1)	Principal Occupation and Business Experience

Nominee for Election as Class IV Director (Term Expiring 2003, Unless Re-Elected)

Janie Whitfield Age 60 2002	62,650 (2.57%)

Ms. Whitfield owned and operated Mountain Gold, Inc., which did business as the Bargain Barn, a retail sporting goods store, for 36 years before selling that company in 1998. Ms. Whitfield was an organizer of the Bank and has served as a director of the Bank since its inception. Ms. Whitfield has chaired the Bank’s loan committee for the past three years, served as the Bank’s Chairperson since April 2002 and previously served as the Bank’s Vice Chairperson and Secretary.

Incumbent Class I Directors (Term Expiring 2004)

A. James Elliott Age 61 1995	52,984 (2.17%)

Mr. Elliott served as a partner with Alston & Bird LLP for 28 years before leaving in 1994. After leaving Alston & Bird LLP in 1994, he joined Emory University Law School as the Associate Dean. Mr. Elliott has served as a director of the Bank since April 1995 and served as its Chairman from April 1996 to April 1999. Mr. Elliott has served as a director of CMS since April 1996. Mr. Elliott has served on the Company’s Board of Directors since October 1996 and as its Chairman since January 2000.

John S. Dean, Sr. Age 63 2000	44,982 (1.84%)

Mr. Dean served as President and Chief Executive Officer of Amicalola Electric Membership Cooperative from 1975 until his retirement in January 2000. Mr. Dean has served as a director of CoBank, a $22 billion Cooperative Bank, for eight years. Mr. Dean has served as a director of the Bank since its organization and of CMS since April 1998. Mr. Dean has served on the Company’s Board of Directors and as its Vice-Chairman since April 2000.

Incumbent Class II Directors (Term Expiring 2005)

Charles Gehrmann Age 65 2000	42,249 (1.73%)

Mr. Gehrmann worked for Mack Trucks, Inc., including the position of regional manager, from 1963 until 1990 when he purchased the Mack Truck franchise in Atlanta, Georgia. Mr. Gehrmann sold Mack Sales of Atlanta, Inc in 1999 and continued to serve as its President and CEO until 2001. Mr. Gehrmann is currently Chairman of the Federal Employees Credit Union where he has served as a director since 1984. Mr. Gehrmann has served as a director of the Bank since April 1995, of CMS since April 1996, and of the Company since January 2000. Mr. Gehrmann has served as Chairman of CMS since April 2001.

J. Donald Boggus, Jr. Age 39 1999	80,672(3) (3.31%)

Mr. Boggus began his banking career working with C & S National Bank in 1984 while attending the Georgia Institute of Technology. After serving as a staff accountant for two years with a regional accounting firm, Mr. Boggus worked as Controller for Etowah Bank in Canton, Georgia. Mr. Boggus joined the Bank as controller in March 1989. Mr. Boggus served as Chief Financial Officer of the Bank and the Company until being named President and Chief Executive Officer in April 1996. Mr. Boggus has served on the Board of Directors of each of the Bank and CMS since April 1996 and of the Company since April 1999. Mr. Boggus also serves as Secretary of CMS. Mr. Boggus also serves as a member of the Board of Directors of each of Vision Bancshares, Inc. and Mountain Bancshares, Inc.

Name; Age at March 31, 2003; Date First Elected as Director of Company	Number and Percentage of Shares(1)	Principal Occupation and Business Experience

Officers of the Company and Not Serving as Director

Leland W. Brantley, Jr. Age 31

Mr. Brantley serves as Senior Vice President and Chief Financial Officer for the Company and the Bank. Mr. Brantley joined the Company in November 2002. He has a Bachelor of Science in Accounting from Wake Forest University and is a Certified Public Accountant. Mr. Brantley held the position of Chief Financial Officer for Hometown Bank of Villa Rica from April 2000 to November 2002. Mr. Brantley served as a senior accountant for Bricker and Melton, P.A. from December 1996 to March 2000. Prior to joining Bricker and Melton, Mr. Brantley worked as a staff accountant with Hazlett, Lewis and Bieter, PLLC from January 1995 to December 1996.

Robert C. KenKnight Age 62	50,575(4) (2.08%)

Mr. KenKnight joined the Bank as its Executive Vice President for Mortgage Banking Operations in February 1993. He has served as the President of CMS since it organization in October 1994. Mr. KenKnight was the President of Liberty Mortgage Corporation, an Atlanta-based mortgage company with a mortgage-servicing portfolio of approximately $900 million, from October 1989 until joining the Bank. He was previously employed as Executive Vice President of Entrust Funding Company, Atlanta, from February 1986 to August 1989, and has worked in the mortgage industry since 1963. Mr. KenKnight is also the former President of the Mortgage Bankers Association of Georgia and the Atlanta Mortgage Bankers Association.

Michael P. Leddy Age 59	13,862(5) (0.57%)

Mr. Leddy has a Bachelor of Science from the University of Central Florida where he majored in finance. He was head of the Secondary Marketing group of Molton Allen & Williams, Inc. before leaving in 1976 to join Paine Webber Incorporated’s institutional sales division in Atlanta, Georgia. In 1985, he served on the initial management team that started Arvida Mortgage Company in Boca Raton, Florida, a subsidiary of Walt Disney Productions. He then returned to Paine Webber before joining the Company in 1993 as Executive Vice President of Secondary Marketing for the Bank and CMS.

Gary E. Reece Age 48	17,086 (0.70%)

Mr. Reece joined the Bank in 1996 and serves as its Executive Vice President and Senior Lending Officer. Mr. Reece was employed as Executive Vice President of Pickens County Bank from 1982 until 1992, and as Senior Vice President and Senior Lending Officer of Gilmer County Bank from 1994 until joining the Bank. He received his B.S. Degree from the University of Georgia in 1976 and his M.Ed. in 1981.

(1)

Information relating to beneficial ownership of Company Common Stock is based upon information furnished by each person using “beneficial ownership” concepts set forth in the rules of the Securities and Exchange Commission. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under those rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest.

(2)	Includes 26,288 shares, 8,042 of which are held by Mr. Lowe’s wife and 18,246 of which are held as custodian for Mr. Lowe’s children.
(3)	Includes 18,789 shares held by Mr. Boggus’ wife and 13,810 shares held by Pickland, Inc., a real estate development and management company in which Mr. Boggus is a 26.3% shareholder.
(4)	Includes 7,000 shares held by Mr. KenKnight’s wife.
(5)	Includes 2,400 shares held by Mr. Leddy’s wife.

Recommendation and Required Vote

Proposal One, relating to the election of nominees as directors, requires the affirmative vote of the holders of shares of Common Stock representing a “plurality” of the votes cast at the Meeting at which a quorum is present for such Proposal to be approved. This means that, to be approved, Proposal One must receive the affirmative votes of the holders of a majority of the shares of Common Stock entitled to vote and actually voting at the meeting. All shares represented by valid proxies, and not revoked before they are exercised, will be voted in the manner specified therein. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by the Company’s Board of Directors, in its capacity as the Company’s Nominating Committee. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (three persons). Cumulative voting is not permitted.

The nominees have been nominated by the Company’s Board of Directors, in its capacity as the Nominating Committee, and the Board of Directors unanimously recommends a vote “FOR” this Proposal One.

ADDITIONAL INFORMATION

Compensation of Directors and Attendance at Meetings

During 2002, each member of the Company’s Board of Directors received a retainer fee of $4,000 for their services. In addition, pursuant to the Company’s 1995 Stock Option Plan for Outside Directors (the “1995 Director Plan”) and the 2001 Non-Employee Director Stock Option Plan (the “2001 Director Plan”), the Company regularly awards shares of its Common Stock to outside directors. During each of 1995, 1996, 1997, 1999 and 2000, the Company awarded 400 shares of its Common Stock to each of its outside directors. During 1998, the Company’s Board of Directors and shareholders approved certain amendments to the Director Plan, which, among other things, authorized a one-time grant of 4,000 shares of Common Stock to be made during 1998 to each of the Company’s outside directors. The Company completed this one-time grant on April 17, 1998. During each of 2001 and 2002, the Company awarded 750 shares of its Common Stock to each of its outside directors. The Company has 98,000 shares of its Common Stock authorized and reserved for issuance under the 1995 Director Plan, and, as of March 31, 2002, 96,000 shares had been granted under the Director Plan. The Company has 100,000 shares of its Common Stock authorized and reserved for issuance under the 2001 Director Plan, and, as of March 31, 2002, 7,700 shares had been granted under the Director Plan.

The Board of Directors held eight meetings during 2002. During 2002, each member of the Company’s Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof on which he or she served.

Committees of the Board of Directors

The Bank’s Board of Directors maintains standing Executive, Audit, Mortgage Banking, Loan, Compensation and Investment Committees, which committees also serve the same functions for the Company.

The Company’s Board of Directors presently has only a standing Stock Option Committee, which is composed of Messrs. Elliott (Chairman), Lowe and Gehrmann.

The Company’s entire Board of Directors performs the function of a Nominating Committee, the responsibilities of which include nominating persons to serve on the Company’s Board of Directors. While nominees recommended by shareholders may be considered, the Nominating Committee has not actively solicited recommendations. The Nominating Committee’s procedures for a shareholder to nominate directors is described below under the heading “Shareholder Proposals for the 2004 Annual Meeting; Procedures for Nominating Directors for Election.” The Board of Directors held one meeting in its capacity as Nominating Committee during 2002.

The Audit Committee of the Board of Directors of the Bank is composed of Messrs. A. James Elliott (Chairman), Charles Gehrmann, and John S. Dean, Sr. The Audit Committee has the responsibility of reviewing the Company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. It recommends to the Board of Directors of the Company the appointment of the independent auditors for the next fiscal year, reviews and approves their audit plan and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee reports its findings to the Board of Directors. The Audit Committee held thirteen meetings during the year ended December 31, 2002. See “Report of the Audit Committee.”

The Bank’s Compensation Committee presently is comprised of Messrs. Dean (Chairman), Elliott and Gehrmann, and Ms. Whitfield. The Compensation Committee has the authority to determine the compensation of the executive officers and employees of the Company, the Bank and CMS. All officers of the Company are compensated by the Bank. The Compensation Committee also administers various of the Company’s benefit and incentive plans. The Compensation Committee has the power to interpret the provisions of the Company’s Dividend Reinvestment and Stock Purchase Plan, the 1995 Director Plan, the 2001 Long-Term Incentive Plan (the “2001 LTIP”) and the 2001 Director Plan. The Compensation Committee held three meetings during 2002. See “Report of the Compensation Committee.”

Ownership of Common Stock by Certain Beneficial Owners and Management

The following table reflects the number of shares of Common Stock beneficially owned by (i) each of the directors, (ii) each of the executive officers named in the Summary Compensation Table below, and (iii) all of the directors and executive officers of the Company as a group, and includes the name and address of those persons known by the Company to beneficially own more than 5% of the Common Stock as of March 31, 2003, together with the number of shares and percentage of outstanding shares beneficially owned. Management of the Company is informed that all such shares were held individually by each such shareholder with sole voting and investment power, except as noted herein.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
J. Donald Boggus, Jr., President/CEO 281 Happy Talk Trail Jasper, GA 30143	80,672	(2)	3.31%

John S. Dean, Sr., Director 357 Alpine Drive Jasper, GA 30143	44,982		1.84%

A. James Elliott, Chairman 732 Big Canoe Big Canoe, GA 30143	52,984		2.17%

Charles Gehrmann, Director P O Box 18027 Atlanta, GA 30316	42,249		1.73%

Michael W. Lowe, Director 1050 Highway 515 South Jasper, GA 30143	512,549	(3)	21.02%

Janie Whitfield, Director 15 Rachel Drive Jasper, GA 30143	62,650		2.57%

Robert C. KenKnight, Executive Officer 2043 Woodland Way Dunwoody, GA 30338	50,575	(4)	2.08%

Michael P. Leddy, Executive Officer 4698 East Conway Drive Atlanta, GA 30327	13,862	(5)	0.57%

Leland Brantley, Chief Financial Officer 977 Laurel Field Lane Marietta, GA 30064	0		0%

Gary E. Reece, Executive Officer P O Box 503 Jasper, GA 30143	17,086		0.70%

Sarah J. Boggus, Shareholder 948 Happy Talk Trail Jasper, GA 30143	131,424		5.41%

All current directors and executive officers as a group (11 persons)	1,009,033		40.47%

(1)	Information relating to beneficial ownership of Common Stock is based upon information furnished by each person using “beneficial ownership” concepts as set forth in the rules of the Securities and Exchange Commission. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under those rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, directors are named as beneficial owners of shares as to which they may disclaim any beneficial interest.
(2)	Includes 18,789 shares held by Mr. Boggus’ wife and 13,810 shares held by Pickland, Inc., a real estate development and management company in which Mr. Boggus is a 26.3% shareholder.
(3)	Includes 26,288 shares, 8,042 of which are held by Mr. Lowe’s wife and 18,246 of which are held as custodian for Mr. Lowe’s children.
(4)	Includes 7,000 shares held by Mr. KenKnight’s wife.
(5)	Includes 2,400 shares held by Mr. Leddy’s wife.

Compensation of Executive Officers and Directors

Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s chief executive officer and other executive officers who make in excess of $100,000 per year (collectively, the “Named Executive Officers”). The disclosure requirements for the Named Executive Officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals.

The following report reflects the Company’s compensation philosophy, as endorsed by the Board of Directors of each of the Company, the Bank and CMS, as well as the Compensation Committee, and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting the report. The Compensation Committee either approves or recommends to the Board of Directors payment amounts and award levels for executive officers of the Company and its subsidiaries.

Compensation Committee Interlocks and Insider Participation

Messrs. Dean (Chairman), Elliott and Gehrmann, and Ms. Whitfield presently are members of the Compensation Committee. None of these individuals was an officer or employee of the Company or its subsidiaries in 2002, or in any previous year.

Report of the Compensation Committee

General

During 2002, the Compensation Committee was composed entirely of four members, none of whom were officers or employees of the Company or any of its subsidiaries. The Bank’s Board of Directors designates the members and the Chairman of the Compensation Committee.

Compensation Policy

The policies that govern the Compensation Committee’s executive compensation decisions are designed to align changes in total compensation with changes in the value created for the Company’s shareholders. The Compensation Committee believes that compensation of executive officers and other key employees should be directly linked to the Company’s operating performance and that achievement of performance objectives over time is the primary determinant of share price.

The underlying objectives of the Compensation Committee’s compensation strategy are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for the Company, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results. At the Company, performance-based executive officer compensation includes: base salary, short-term annual cash incentives, and long-term stock and cash incentives.

Base Salary and Increases

In establishing executive officer salaries and increases, the Compensation Committee considers individual annual performance and the relationship of total compensation to the defined salary market. The decision to increase base pay is recommended by the chief executive officer and approved by the Compensation Committee using performance results documented and measured annually. Information regarding salaries paid in the market is obtained through formal salary surveys and other means, and is used to evaluate competitiveness with the Company’s peers and competitors. The Company’s general philosophy is to provide base pay competitive with the market, and to reward individual performance while positioning salaries consistent with the Company’s performance.

Short-Term Incentives

The Company, through its annual bonus payments, seeks to align short-term cash compensation with individual performance and performance for the shareholders. The Compensation Committee, using recommendations from the Company’s chief executive officer, approves annual bonus payments, including extraordinary bonus payments, to those officers who have made superior contributions to the Company’s profitability, as measured and reported through individual performance goals established at the beginning of the year. This philosophy better controls overall compensation expenses by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability and the potential rewards associated with future performance. Salary market information is used to establish competitive rewards that are adequate in size to motivate strong individual performance during the year.

Long-Term Incentives

Long-term incentive awards have been made under the Company’s stock and incentive plans, including the 2002 LTIP. Stock options granted under these plans are designed to motivate sustained high levels of individual performance and align the interests of key employees with those of the Company’s shareholders by rewarding capital appreciation and earnings growth. Upon the recommendation of the chief executive officer, and subject to approval by the Compensation Committee, stock options are awarded annually to those key officers whose performance during the year has made a significant contribution to the Company’s long-term growth. During 2002, the Company awarded options to purchase 15,000 shares of its Common Stock to two individuals, neither of whom was a Named Executive Officer.

As discussed below, the Company also awards stock options and restricted stock awards to certain of its key executive officers pursuant to employment agreements between the Company and/or its subsidiaries, as appropriate, and those officers.

Deduction Limit

Other than in extraordinary years for the Company’s mortgage business, the Company, because of its compensation levels, generally does not expect to lose deductions otherwise available to it under Section 162(m) of the Internal Revenue Code of 1986, as amended. This section generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for all publicly held companies. The Company believes that its employment agreement with Mr. KenKnight is not subject to Section 162(m). However, Mr. Leddy’s compensation during 2002 exceeds the limits prescribed by Section 162(m) by a total of $320,909. As a result, the Company anticipates establishing a formal policy regarding such limit during 2003.

Chief Executive Pay

The Compensation Committee formally reviews and approves the compensation paid to the chief executive officers of the Company, the Bank and CMS during the first quarter of each year. Final approval of chief executive compensation is subject to the review and approval of the Bank’s Board of Directors. Changes in base salary and the awarding of bonuses and other cash and stock incentives are based on overall financial performance and profitability related to objectives stated in the Company’s strategic performance plan and the initiatives taken to direct the Company. In addition, utilizing published surveys, databases, and proxy statement data, including, for example, public information compiled from the Sheshunoff Bank Executive and Director Compensation Survey (collectively, the “Survey Data”), the Compensation Committee surveyed the total compensation of chief executive officers of comparable-sized financial institutions located in comparable markets nationally, as well as of locally-based banks and thrifts. While there is likely to be a substantial overlap between the financial institutions included in the Survey Data and the banks and thrifts represented in the Nasdaq Bank Index line on the shareholder return performance graph below, the groups are not exactly the same. The Compensation Committee believes that the most direct competitors for executive talent are not necessarily the same as the companies that would be included in the published industry index established for comparing shareholder returns.

After reviewing the Survey Data, the salary for Mr. J. Donald Boggus, Jr., President and Chief Executive Officer of the Company and the Bank, was increased by $25,000 to $175,000 annually, effective January 1, 2003. This adjustment maintained Mr. Boggus’ total compensation at a level that the Compensation Committee believes to be commensurate with his peers in the comparative groups.

Summary

In summary, the Compensation Committee believes that the Company’s compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward managers for strong personal, Company and share value performance. The Compensation Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet Company and shareholder objectives.

Compensation Committee

John S. Dean, Sr., Chairman

A. James Elliott

Charles Gehrmann

Janie Whitfield

March 31, 2003

Report of the Audit Committee

The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter adopted by the Board of Directors and the Audit Committee on June 13, 2000, which was previously included as Appendix C to the Company’s Proxy Statement for the 2001 Annual Meeting of Shareholders. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2002 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2002 and 2001 and the operating results for the three years in the period ended December 31, 2002.

The Audit Committee is composed of three persons, all of whom currently are “independent directors,” as defined by the National Association of Securities Dealers, Inc. None of the Audit Committee members is or has been an officer or employee of the Company or any of its subsidiaries, has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates, other than in the ordinary course of business.

The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the accountants to serve as the Company’s independent auditors for the coming year.

The Audit Committee believes that it has taken the actions it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter and applicable law. To carry out its responsibilities, the Audit Committee met thirteen times during 2002.

In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for 2002, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee also discussed and reviewed with the Company’s independent auditors, Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC (“Mauldin & Jenkins”), their judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with Mauldin & Jenkins its independence from management and the Company, including the written disclosures, letter and other matters required of and received from Mauldin & Jenkins by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during 2002 by Mauldin & Jenkins that were unrelated to its audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2002 is compatible with maintaining Mauldin & Jenkins’ independence. The Audit Committee also discussed with Mauldin & Jenkins its independence from the Company under applicable law, and the Company and Mauldin & Jenkins together concluded that Mauldin & Jenkins was independent from the Company.

Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2002 for filing with the SEC.

Audit Committee

A. James Elliott, Chairman

John S. Dean, Sr.

Charles Gehrmann

March 31, 2003

Compensation Summary

The table below sets forth certain elements of compensation for the Named Executive Officers of the Company or the Bank for the periods indicated.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compen- sation ($)(1)	Restricted Stock Awards($)(2)	Securities Under- lying Options/ SARs (#)	All Other Compen- sation(3)
J. Donald Boggus, Jr. President and Chief Executive Officer of the Company and the Bank	2002 2001 2000	$150,000 130,000 103,000		$25,000 30,000 15,000		$0 4,455 50,400	$0 0 0	0 10,000 0	$20,670 10,810 4,834

Robert C. KenKnight Executive Vice President of the Bank; President of CMS and the Bank’s Mortgage Division	2002 2001 2000	$4,562,179 3,464,550 62,330	(4) (4) (4)	$0 0 0		$0 44,073 0	$0 35,240 906	0 10,000 0	$6,000 6,000 6,000

Michael P. Leddy Executive Vice President of the Bank and CMS in Charge of Secondary Mortgage Marketing	2002 2001 2000	$150,000 150,000 150,000		$1,470,909 575,637 0	(5) (5)	$0 10,278 0	$0 34,981 0	2,0000	$6,000 6,000 6,000

Gary Reece Executive Vice President and Senior Lending Officer of the Bank	2002 2001 2000	$120,000 100,000 85,000		$20,000 20,000 12,500		$0 5,397 0	$0 0 0	0 5,500 0	$9,096 3,470 466

(1)	Cash award representing the tax effect of the exercise of stock options in the prior year as provided per the non-qualified option agreement.
(2)	Number of shares granted to Mr. KenKnight and Mr. Leddy pursuant to their employment agreements with the Company, based on a percentage of the total added value of the Bank’s mortgage division and CMS. Such shares vest as to 20% per year from the date of grant. See “—Option/SAR Grants in Last Fiscal Year” below for additional information regarding the restricted stock ownership of Messrs. KenKnight and Leddy.
(3)

Other compensation represents insurance premiums paid by the Company on group term life insurance in excess of $50,000, car allowance and Supplemental Executive Retirement Plan. The Bank has adopted a non-tax qualified Supplemental Executive Retirement Plan (“SERP”) for Mr. Boggus and Mr. Reece. The SERP is designed to provide a retirement benefit to the executives. The retirement benefits are related to the performance of bank owned life insurance carried on each executive. In the case of an executive’s involuntary termination of employment for any reason (other than for cause) or voluntary termination of employment in connection with a change in control, the executive is entitled to a benefit payable equal to full retirement benefit that he would have received had he remained in the employee of the Bank and retired. In the event of the executive’s death while employed, the executive’s beneficiary will receive a split dollar death benefit in the amount of 80% of the net at risk life insurance portion of the death benefit.

(Footnotes Continued)

(4)	Under his employment agreement, Mr. KenKnight earns incentives based upon the net income of the Company’s mortgage operations and changes in the net appraised value of the Company’s mortgage servicing portfolio. The amounts shown in the table represent the compensation earned by Mr. KenKnight during such periods under his employment agreement, prior to giving effect to the Company’s recent restatements of its net income due to changes in the income from its mortgage operations. As a result of these restatements, Mr. KenKnight’s stated compensation was adjusted to $3,733,846 for 2001, reflecting an increase of $269,296 for that period, and to $(1,157,950) for 2000, reflecting a decrease of $1,220,280 for that period. Furthermore, the Company and Mr. KenKnight agreed to reduce the amount of Mr. KenKnight’s incentive compensation to $1,643,450 for 2002, which reduction was 36% of the incentive that would have been paid for 2002, to reflect, in part, the reductions in incentives that would have been earned in the prior years, based upon the restated financial statements. In addition, the Company has paid $456,550 to Mr. KenKnight in the first quarter of 2003 pursuant to an agreement with Mr. KenKnight. See “—Executive Employment Agreements” below and Note 22 to the Company’s Audited Financial Statements contained in the Annual Report.

(5)	Under his compensation agreement, Mr. Leddy earns incentives based upon the net income of the Company’s mortgage operations and changes in the net appraised value of the Company’s mortgage servicing portfolio. The amounts shown in the table represent the compensation earned by Mr. Leddy during such periods under his compensation agreement, prior to giving effect to the Company’s recent restatements of its net income due to changes in the income from its mortgage operations. As a result of these restatements, Mr. Leddy’s stated compensation was adjusted to $700,022 for 2001, reflecting an increase of $124,385 for that period, and to $252,440 for 1998, reflecting a decrease of $143,444 for that period. To reflect these adjustments, the Company has reduced Mr. Leddy’s 2002 compensation to $1,451,850. See “—Executive Employment Agreements” below and Note 22 to the Company’s Audited Financial Statements in the Annual Report.

Option/SAR Grants in Last Fiscal Year

Mr. KenKnight receives restricted stock pursuant to his employment agreement with the Company, based on a percentage of the total added value of the Bank’s mortgage division and CMS. Such shares vest as to 20% per year from the date of grant. Mr. KenKnight was paid cash in lieu of the issuance of shares for 2002. Mr. KenKnight’s total shares granted to date under this agreement was 70,460 shares at December 31, 2002, of which 47,509 shares were not vested at that date. On December 31, 2002, Mr. KenKnight’s 70,460 shares of restricted stock were valued at $909,639.

Mr. Leddy also receives restricted stock pursuant to his employment agreement with the Company, based on a percentage of the total added value of the Bank’s mortgage division and CMS. Such shares vest as to 20% per year from the date of grant. Mr. Leddy’s total shares granted to date under this agreement was 35,741 shares at December 31, 2002, of which 28,137 shares were not vested at that date. On December 31, 2002, Mr. Leddy’s 35,741 shares of restricted stock were valued at $461,416.

During 2002, no stock options or SARs were granted to any of the Named Executive Officers.

Aggregated Option/SAR Exercises in 2002

and 2002 Year-End Option/SAR Values

The following table shows stock options exercised by the Named Executive Officers during 2002, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable options as of December 31, 2002. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing options and the year-end price of the Company’s Common Stock.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#) Exercisable(E) / Unexercisable(U)		Value of Unexercised In-the- Money Options/SARs at Fiscal Year-End ($) Exercisable(E) / Unexercisable(U)
J. Donald Boggus, Jr.	0	N/A	0 10,000	(E) (U)	$ $	0 29,100	(E) (U)
Robert C. KenKnight	0	N/A	3,000 0	(E) (U)	$ $	8,730 0	(E) (U)
Michael P. Leddy	0	N/A	2,000 0	(E) (U)	$ $	5,820 0	(E) (U)
Gary Reece	0	N/A	5,500 0	(E) (U)	$ $	16,005 0	(E) (U)
Leland Brantley	0	N/A	0 5,000	(E) (U)	$ $	0 0	(E) (U)
A. James Elliott	0	N/A	7,500 0	(E) (U)	$ $	21,948 0	(E) (U)
Janie Whitfield	0	N/A	9,500 0	(E) (U)	$ $	31,768 0	(E) (U)
John S. Dean, Sr.	0	N/A	9,500 0	(E) (U)	$ $	31,768 0	(E) (U)
Michael W. Lowe	0	N/A	9,500 0	(E) (U)	$ $	31,768 0	(E) (U)
Charles Gehrmann	0	N/A	7,500 0	(E) (U)	$ $	21,948 0	(E) (U)

LONG-TERM INCENTIVE PLANS – AWARDS

IN LAST FISCAL YEAR

During 2002, the Company did not make any awards under any of its Long-Term Incentive Plans, including the 2001 LTIP, to any Named Executive Officers.

Executive Employment Agreement

Robert C. KenKnight. Mr. KenKnight serves as Executive Vice President of the Bank, President of the Bank’s mortgage division (“CMD”) and President of CMS, pursuant to the terms of an employment agreement dated as of May 1, 1997. Under the agreement, Mr. KenKnight is entitled to participate in all savings, retirement and welfare plans maintained by the Company for its executive officers. Mr. KenKnight’s only other compensation under the agreement consists of a percentage share of the Value Added of the CMD for each year. The Value Added of the CMD for any year is defined as the sum of the combined net income of both CMD and CMS for such year (with certain stated adjustments), plus the amount of increase or decrease in the net appraised value of the Company-wide mortgage servicing portfolio from the end of the preceding year. Mr. KenKnight receives a total of 33.3% of the after-tax Value Added of the CMD each year, of which 28.03% is paid in cash and 5.3% is paid in the form of restricted stock which vests 20% per year over five years or upon the earlier of his 65th birthday or death, or the dissolution or liquidation of the Company. He receives a monthly draw against the projected cash portion of the award, with a true-up after year end to reflect actual performance.

In the event of a change in control of the Bank or the Company that results in a termination of his employment, Mr. KenKnight would be entitled under the agreement to (a) the cash portion of his compensation for the then current year based on the Value Added of the CMD through the end of the month in which such termination occurs, calculated as if such date were the end of such current year, (b) a severance benefit equal to 100% of the cash portion of his compensation for either the preceding calendar year or the year of such termination, whichever is greater, and (c) payment of any accrued but previously unpaid compensation for the preceding year.

Michael P. Leddy. Mr. Leddy serves as Executive Vice President of the Bank in charge of Secondary Mortgage Marketing. As such, he is a party to a compensation agreement, dated as of April 30, 1998, under which he is entitled to an annual base salary (currently at the rate of $150,000), plus an annual bonus determined on the basis of a formula related to the Value Added of the CMD for such year, as follows. With respect to the first $1 million of the Value Added of the CMD, the Board of Directors may grant Mr. Leddy a discretionary cash bonus of up to 20% of his base salary. He receives an additional bonus for such year equal to 5% of the amount, if any, of the Value Added of the CMD between $1 million and $2 million; 7.5% of the amount, if any, of the Value Added of the CMD between $2 million and $3 million, and 10% of the amount, if any, of the Value Added of the CMD above $3 million. Any portion of the bonus attributable to Value Added of the CMD of under $2 million is paid in cash. Any portion of the bonus attributable to Value Added of the CMD of $2 million or above is paid 50% in cash and 50% in the form of restricted stock which vests 20% per year over five years or upon the earlier of Mr. Leddy’s 65th birthday or death, or the dissolution or liquidation of the Company.

Change of Control Agreements

J. Donald Boggus, Jr., Gary Reece, Michael P. Leddy and Leland W. Brantley, Jr. entered into change of control agreements with the Bank on February 20, 2003. These agreements have a three-year term, with automatic one-year extensions, unless expressly not renewed. The agreements provide for payment of compensation and benefits to the executive in the event of a Change of Control (as defined in the agreements), if the executive’s employment is involuntarily terminated by the Bank without cause (as defined in the agreement) or if the executive terminates his employment for good reason (as defined in the agreement). The agreements for J. Donald Boggus Jr., Gary Reece and Michael P. Leddy provide for a 24 month employment period commencing on the effective date of a change of control. The agreement for Leland W. Brantley, Jr. provides for a 12-month employment period commencing on the effective date of a change of control.

Certain Transactions

The Bank and CMS have had, and expect to have in the future, commercial and mortgage banking transactions in the ordinary course of business with certain of their and the Company’s directors, nominees for director, executive officers, five percent shareholders, and certain business organizations with which these persons are associated. These transactions include loans, commitments, lines of credit, and letters of credit. Each of these transactions, including any loans, has been made on substantially the same terms, including interest rates, repayment terms, and collateral, as those prevailing at the time for comparable transactions with other persons, and did not and do not involve more than normal risk of collectibility or present other features unfavorable to the Bank, the Company or CMS. Additional transactions with such persons and businesses are anticipated in the future. At December 31, 2002, the amount of credit extended to directors, executive officers, and principal shareholders and their associates was approximately $2,048,038, or approximately 9.48% of the Company’s consolidated shareholders’ equity.

Information Concerning the Company’s Independent Auditor

The certified public accounting firm of Mauldin & Jenkins, Certified Public Accountants and Consultants, LLC, was the independent auditor for the Company during the year ended December 31, 2002. Representatives of Mauldin & Jenkins are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to any appropriate questions from shareholders.

Mauldin & Jenkins has advised the Company that neither the firm nor any of its partners has any direct or material interest in the Company and it subsidiaries except as auditors and independent certified public accountants of the Company and its subsidiaries. During the Company’s 2002 fiscal year, Mauldin & Jenkins consulted with the Company on various matters and provided professional services for the Company for fees and expense as follows:

Audit and Review Fees	$103,244
Financial Information Systems Design and Implementation	0
All Other Fees	65,142

Total	$168,386

“All Other Fees” is comprised primarily of (i) $12,910 for related tax services, (ii) $28,840 of fees incurred in connection with the Company’s filing with the SEC of its registration statement on Form S-2 for the Company’s recent public offering, and (iii) $11,996 for an internal compliance review. Based upon the Company’s relationship with Mauldin and Jenkins, including the services and fees described above, the Company’s Board of Directors believes that the provision of services by Mauldin & Jenkins to the Company is compatible with maintaining the independence of Mauldin & Jenkins from the Company.

During the two most recent fiscal years and through the date hereof, the Company has not consulted with Mauldin & Jenkins on items that (i) were or should have been subject to SAS 50, or (ii) concerned the subject matter of a disagreement or reportable event with the former auditor as (described in Regulation S-B, Item 304 (a)(2)).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC on a timely basis initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers, and greater than ten percent shareholders are required by SEC regulation to furnish the Company the copies of all 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to directors, executive officers, and greater than ten percent beneficial owners were complied with by such persons.

Performance Graph

The following line-graph compares the cumulative, total return on the Company’s Common Stock from December 31, 1996 to December 31, 2002, with that of the Nasdaq Composite and the Nasdaq Bank Stock index (an average of all bank and thrift institutions whose stock is traded on the Nasdaq Stock Market). Cumulative total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
NASDAQ Composite	100	140	259	157	124	85
NASDAQ Bank Index	100	99	96	109	118	121
Crescent	100	175	241	135	194	188

OTHER BUSINESS

Management of the Company presently does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, then the persons designated as proxies will vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING;

PROCEDURES FOR NOMINATING DIRECTORS FOR ELECTION

Proposals from shareholders intended to be presented at the 2004 Annual Meeting of Shareholders must be received by the Company on or before December 2, 2003, which is the date that is 120 calendar days before the one-year anniversary of the date of this Proxy Statement, to be eligible for inclusion in the Company’s Proxy Statement and Proxy related to that meeting. Any other matter proposed by shareholders to be discussed at the Company’s 2004 Annual Meeting of Shareholders may be so discussed if (i) the proposal is received by the Company on or before March 3, 2004, which is the date that is 45 calendar days before the one-year anniversary of the date that the Company mailed this Proxy Statement to shareholders, and (ii) the Company in its sole discretion and in accordance with applicable law, approves discussion of the matter at the Annual Meeting. Any shareholder proposal not received prior to March 3, 2004 will be considered untimely and, if such proposal is nonetheless presented at the 2004 Annual Meeting of Shareholders, then the proxy holders will be able to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

The Board of Directors, in is capacity as the Company’s Nominating Committee, will consider nominees for director recommended by a shareholder entitled to vote in the election of directors, provided that written notice of the shareholder’s intent to make such nomination or nominations has been given in writing to the Secretary of the Company, in the case of an annual meeting of shareholders, not later than 90 days prior to the close of business on the 10th day following the date on which notice of the annual meeting at which the election is to take place is first given to shareholders. The notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a statement that the shareholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) such information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (d) the consent of each nominee to serve as a director of the Company if so elected.

REVOCABLE PROXY

CRESCENT BANKING COMPANY

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2003

The undersigned hereby appoints A. James Elliott and John S. Dean, Sr., or either of them, each with full power of substitution, as proxies to vote all shares of the $1.00 par value common stock of Crescent Banking Company (the “Company”) that the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders to be held Wednesday, May 7, 2003, at 2:00 p.m. local time, at the Pickens County Chamber of Commerce Community Center, located at 500 Stegall Drive, Jasper, Georgia, and at any postponement or adjournment thereof (the “Annual Meeting”).

SAID PROXIES WILL VOTE ON THE PROPOSAL SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS PROXY AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION AS TO ANY OTHER BUSINESS WHICH MAY COME PROPERLY BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, THEN SAID PROXIES WILL VOTE “FOR” APPROVAL OF THE PROPOSAL.

The Board of Directors recommends a vote “FOR” the following proposal:

1.	ELECTION OF DIRECTORS: Authority for the election of (i) Mr. Michael W. Lowe as a Class III director, to serve until the Company’s 2006 Annual Meeting of Shareholders or until his successor is elected and qualified, and (ii) Ms. Janie Whitfield as a Class IV director, to serve until the Company’s 2004 Annual Meeting of Shareholders, or until her successor is elected and qualified.

FOR	WITHHOLD AUTHORITY
all of the nominees, except for those written below	for all of the nominees, except for those written below

Please sign exactly as name appears in the registration below. When shares are held by joint tenants both should sign. When signing as attorney, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

COMMON SHARES:	DATED: , 2003

ACCOUNT NUMBER:

Signature

Signature if held jointly

PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

THIS PROXY IS SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.